PLATINUM
Analytics & Technologies

Issuer Free Writing Prospectus dated August 21, 2025
Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated August 5, 2025
Registration No. 333-287134

Platinum Analytics Cayman Limited

Nasdaq Proposed Ticker: PLTS

Investor Presentation
August 2025

Disclaimer and Forward-Looking Statements

PLATINUM
Analytics & Technologies

This presentation has been prepared by Platinum Analytics Cayman Limited (the "**Company**" or "**Platinum Analytics**") solely for informational purposes. The information included herein in this presentation has not been independently verified. No representations, warranties or undertakings, express or implied, are made by the Company or any of its affiliates, advisers or representatives or the underwriters as to, and no reliance should be placed upon, the accuracy, fairness, completeness or correctness of the information or opinions presented or contained in this presentation.

By viewing or accessing the information contained in this presentation, you acknowledge and agree that none of the Company or any of its affiliates, advisers or representatives or the underwriters accept any responsibility whatsoever (in negligence or otherwise) for any loss howsoever arising from any information presented or contained in this presentation or otherwise arising in connection with this presentation. The information presented or contained in this presentation is subject to change without notice and its accuracy is not guaranteed. None of the Company or any of its affiliates, advisers or representatives or the underwriters make any undertaking to update any such information subsequent to the date hereof. This presentation should not be construed as legal, tax, investment or other advice.

The Company has filed a registration statement on Form F-1 (the "Registration Statement") with the Securities Exchange Commission (the "SEC") relating to the proposed public offering of its securities in the United States, but the registration statement has not yet become effective. The proposed public offering of the Company's securities to be made in the United States will be made solely on the basis of the information contained in the prospectus included in such registration statement, as amended. Any decision to purchase the Company's securities in the proposed public offering should be made solely on the basis of the information contained in the prospectus. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

This presentation contains market and industry data related statements that reflect the Company's intent, beliefs or current expectations about the future. These statements can be recognized by the use of words such as "anticipate," "approximately," "believe," "continue," "could," "estimates," "expects," "intends," "may," "might," "plans," "possible," "predicts," "projects," "should," "target," "will," "would" or words of similar meaning. Any forward-looking statements contained in this presentation are based on the Company and current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that have been anticipated. The forward-looking statements involve a number of risks, uncertainties (including our financial condition and results of operations, under the "Risk Factors" section of the Registration Statement, some of which are beyond the Company's control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance and are based on a number of assumptions about the Company's operations and other factors, many of which are beyond the Company's control, and accordingly, actual results may differ materially from these forward-looking statements. Caution should be taken with respect to such statements and you should not place undue reliance on any such forward-looking statements. The Company or any of its affiliates, advisers or representatives or the underwriters has no obligation and does not undertake to revise forward-looking statements to reflect newly available information, future developments, events or circumstances.

This presentation contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The industry may not grow at the rate projected by market data, or at all. Failure of our industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Ordinary Shares. In addition, the new and rapidly changing nature of the industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

This presentation does not constitute an offer to sell or an invitation to purchase or subscribe for any securities of the Company for sale in the United States or anywhere else. No part of this presentation shall form the basis of or be relied upon in connection with any contract or commitment whatsoever. Specifically, these materials do not constitute a "prospectus" within the meaning of the U.S. Securities Act of 1933, as amended, and the regulations enacted thereunder. This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company and is qualified in its entirety by reference to the detailed information in the prospectus relating to the proposed offering. The offering may only be made by means of a prospectus pursuant to the Registration Statement after it becomes effective. Neither the SEC nor any other regulatory body has passed upon the adequacy or accuracy of this free writing prospectus. Any representation to the contrary is a criminal defense.

The Company currently reports financial results under U.S. GAAP. The preparation of our consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, costs and expenses. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates. Please refer to the prospectus where necessary for a description of our significant accounting policies.

The information contained in this document is highly confidential and is being given solely for your information and only for your use in connection with this presentation. The information contained herein may not be copied, reproduced, redistributed, or otherwise disclosed, in whole or in part, to any other person in any manner.

This presentation contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this presentation may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. The Company does not intend its use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of the Company by, any other companies.

Any forwarding, distribution or reproduction of this presentation in whole or in part is unauthorized. By viewing, accessing or attending this presentation, you agree not to remove these materials, or any materials provided in connection herewith, from the conference room where such documents are provided. You agree further not to photograph, copy or otherwise reproduce this presentation in any form or pass on this presentation to any other person for any purpose, during the presentation or while in the conference room. You must return this presentation and all other materials provided in connection herewith to the Company upon completion of the presentation.

Preliminary Offering Summary

PLATINUM Analytics & Technologies

Issuer	• Platinum Analytics Cayman Limited
Listing / Ticker	• Nasdaq Capital Market / PLTS
Offering Type	• Initial Public Offering
Pre-Offering Shares Outstanding	• 8,905,435 Class A ordinary shares • 6,853,674 Class B ordinary shares
Shares Offered	• 2,000,000 Class A ordinary shares (or 2,300,000 Class A ordinary shares if the over allotment option exercised in full)
Post-Offering Shares Outstanding	• 10,905,435 Class A ordinary shares (or 11,205,435 Class A ordinary shares if the over allotment option exercised in full) • 6,853,674 Class B ordinary shares
Offering Price Range	• $4.0 - $5.0 per share
Use of Proceeds	• $3.1 million, which is expected to be approximately 40% of the net proceeds, for research and development; • $2.3 million, which is expected to be approximately 30% of the net proceeds, for expansion of marketing and sales team; • $2.3 million, which is expected to be approximately 30% of the net proceeds, for procumbent of IT facilitate and financial licenses.
Lock-up	• Directors and officers and holders of 5% or more of our ordinary shares: 180 days.
Underwriter(s)	• Kingswood Capital Partners, LLC.

Table of Contents

PLATINUM
Analytics & Technologies

About Platinum Analytics

FX trading software developer specializes in data analytics and technology development solutions for financial institutions, with a focus on Asia and other emerging markets.

- Addresses challenges of dynamic financial environments, including rapid growth in currency trade volumes, the complexity of cross-border transactions, and the volatility of emerging market currencies.
- Offers Platinum AI, Platinum ECN, and Platinum Smart Trade – tailored for high-volume, low-latency trading with AI-powered FX infrastructure.
- Operates Platinum ECN, a spot FX trading platform for institutional clients, contributing a small portion of revenue.


Recipient of a MAS grant

Core Products

Pricing engine, order management system, autohedger, AI analytics layer, developer APIs, and other professional services.

Entire Trade Lifecycle

Supports customization and integration with clients' broader infrastructure.

State-of-the-Art Trading Solutions

Serving leading financial institutions in Asia.

Products and Services



1 Pricing Engine

Real-time price discovery by aggregating liquidity, applying customizable spreads, and generating executable pricing for multiple currency pairs.

2 Order Management System (OMS)

Handles trade execution workflows across spot and forward FX, with full lifecycle tracking, execution routing, exception management, and support for STP.





3 Autohedger

Manages mid-desk exposure by automatically executing hedging strategies in response to real-time position changes.

4 AI Analytics Layer

Applies proprietary machine learning models to generate market insights, detect anomalies, forecast short-term movements, and interpret market sentiment.





5 Developer APIs & Customization

Clients can extend or tailor workflows via sandbox environments, APIs, and plug-ins with support for third-party integration.

6 Professional Services

Includes onboarding support, API training, systems integration, and post-deployment optimization.



Businesses and Operations

PLATINUM
Analytics & Technologies

Project and product-based business

- Customized financial technology products and projects, including bespoke software development, system integration, and AI-driven financial solutions.

Traditional offerings & AI solutions

- Traditional offerings include OMS, pricing engines, and liquidity tools, helping clients enhance efficiency, workflow, and system performance.
- AI solutions involve deployment of predictive market analytics models, customer profiling systems, and AI-based risk assessment tools, leveraging machine learning, LLMs, and algorithmic forecasting to improve market foresight and decision-making.

Build infrastructure for financial markets

- The infrastructure development supports the expansion of our internal technology stack and helps us enrich the broader financial market ecosystem.
- Strengthen our product offerings and create synergies with our ECN business, driving growth and providing clients with comprehensive, end-to-end trading solutions.

Major Customers

富邦銀行 Fubon Bank

DBS

國泰世華銀行 Cathay United Bank

OCBC Bank

Discovery & Requirement Gathering → Solution design & proposal → Build and Customizing → Testing → Deployment & go-live → Support

Experienced and Visionary Management Team



Huiyi Zheng

CEO & Director

- 20+ years in financial IT sector
- Formerly Comstar Marketing Director at CFETS, and Senior Account Manager at Thomson Reuters
- Worked at Dow JonesTelerate, UFJ (MUFG) China Strategic Department and Shanghai Branch Electronic Banking Center
- Bachelor of Information Management and System, Shanghai University of International Business and Management
- Master of Science in Engineering in the Business Environment, University of London, Queen Mary and Westfield College



Qihong Bao

Chief Technology Officer & Director

- Formerly Equities trader at Goldman Sachs
- Developed algorithm trading engine at fintech startup Aegis Software
- Worked at Thomson Reuters as trading technologies specialist and market development head
- Bachelor's in Electrical Engineering, University of Michigan, Ann Arbor



Yinjie Zhou

Chief Financial Officer

- 10+ years in financial management
- Formerly CEO at Shanghai Tou Chang Investment & Management
- Formerly head of financial department at Wanguo Constructions and Project Management Ltd
- Bachelor's in Mathematics, Operational Research, Statistics and Economics, University of Warwick
- Executive MBA, Antai College of Economics & Management, Shanghai Jiao Tong University

Board of Independent Directors

PLATINUM Analytics & Technologies



Anqi Lu

Independent Director Nominee

- Director at MAS-licensed Oneapex Capital Pte. Ltd. since 2023
- Director at TGC Private Office Pte. Ltd. since 2012
- Bachelor's in Business Administration, University of Southern California



Chenling Zhang

Independent Director Nominee

- Formerly supervisory board member at Wolford AG
- Formerly Independent director & operating partner at Primavera Capital Acquisition Corp.
- Founded Weiguoqing Beverage Shanghai Co., Ltd. in 2013, a supplier to Freshippo, Costco, Shangri-La, Marriott, etc.
- Bachelor's in Applied Mathematics, Harvard University



Shiao-Hua Yen

Independent Director Nominee

- 40+ years in semiconductor and IT industries
- Formerly Managing Director at SUNeVISION Holdings Ltd., led its Hong Kong listing in March 2000
- Formerly Greater China GM at Aspen Technology, Inc., led its NASDAQ IPO in 1994
- Worked at Mentor Graphics, Applied Materials, Phillips Semiconductor (now NXP)
- BSc in Chemical Engineering, University of California, Berkeley

FX Trading Software Development Industry

PLATINUM Analytics & Technologies

Critical Part of Global Financial Ecosystem

Develop and maintain FX trading platforms and tools

- Serve the world's largest, most liquid financial market
- Deliver reliable, innovative software to meet rising demand
- Adapt to rapid technological advancements, fierce competition, and a need for continuous innovation to meet evolving market demands

Connectivity Solutions

Ensuring seamless communication between trading systems and liquidity providers. (e.g., FIX Protocol-based solutions, 360T, Integral).

Risk Management Systems

Tools for assessing and mitigating risks (e.g., Numerix, Murex, Calypso).

Trading Platforms

The front-end solutions that provide access to real-time data, execution capabilities, and charting tools. (e.g., MetaTrader, Bloomberg Terminal, Refinitiv Eikon).

Compliance and Reporting Tools

Ensuring regulatory adherence (e.g., AxiomSL, Wolters Kluwer, RegTek.Solutions).

Market Analytics Tools

Analytics tools are integral to identifying market trends and opportunities. (e.g., TradingView , CQG, Refinitiv).

Singapore FX Scene

PLATINUM Analytics & Technologies

FX Trading in Singapore

Daily volumes exceed $900 billion (BIS), driven by Singapore's strategic position as a gateway to Asia, its robust financial infrastructure, and a stable regulatory framework overseen by the Monetary Authority.

Tools for FX Trades, Risk Management, and Regulatory Compliance

- The FX trading software development industry creates essential tools that underpin the operations of global financial markets.
- Risk management systems are another cornerstone, enabling institutions to assess, monitor, and mitigate various risks associated with FX trading.
- Regulatory compliance tools ensure that market participants adhere to the ever-evolving legal and regulatory requirements governing FX trading.

- Singapore is one of the largest trading hub in Asia.
- Local banks like DBS, UOB, and OCBC leverage proprietary platforms and AI-driven analytics to compete globally.

Technology in Emerging Market FX

- Advanced tools (e.g., low-latency platforms, AI analytics, blockchain settlement) help manage volatility, liquidity, and compliance.
- Local and global firms develop solutions for cross-border transactions, liquidity optimization, and regulatory alignment.

User Segments

- Banks: Scalable, low-latency, integrated systems.
- Hedge Funds: Quant models, algo trading, backtesting.
- Institutional Investors: Portfolio tools, real-time risk, compliance.
- Retail Traders: Intuitive UIs, mobile access, education, affordability.

Technological Trends in FX Trading Software

FX trading software industry is undergoing a technological revolution led by AI, ML, and blockchain

- AI/ML enable predictive analytics, sentiment analysis, and anomaly detection, offering deeper insights and more accurate forecasts.
- Blockchain enhances settlement transparency, security, and efficiency—especially in cross-border transactions.

Automation & Low-Latency Demands

- Automated trading systems reduce human error and are prevalent in high-frequency trading.
- Low-latency solutions (e.g., DMA, co-location) are essential for real-time execution in volatile markets.

FX Trading Software in Bank-to-Bank Trades

Software supports high volumes, low latency, and regulatory compliance.

Challenges

- Volatility, latency, regulatory scrutiny, and cybersecurity threats.

Trends

- AI-driven analytics.
- Blockchain-based settlement systems.
- Cloud-based platforms,
- Decentralized marketplaces.

Innovation & Collaboration

- Banks need bespoke solutions from tech partners.
- Increasingly collaboration between banks, software developers and fintech firms leading to deployment of hybrid solutions.
- Software developers empower banks to navigate interbank FX complexities through innovation, efficiency, and compliance.

Competition Landscape

PLATINUM
Analytics & Technologies

Industry Scene

- Demand for advanced FX trading and analytics in Asia and emergent markets is rising.
- Based on our experience with Singaporean banks, we believe this growth will continue.

Global Competitors

- Bloomberg, Refinitiv, and CME Group offer global platforms.
- But often lack the agility and customization needed in fast-growing emerging markets.
- Our platform is purpose-built for Asian FX, powered by proprietary AI models.


AI
100B+
100B
100B+
100B+

Regional Competitors

- Firms like Flextrade, BidFX (SGX), and Edge Technology Group specialize in Asian currency pairs and regulations.
- This is Platinum's primary market, where we compete favorably by understanding local requirements.

Niche Technology Providers

- Specialists in AI analytics, liquidity aggregation, and low-latency execution offer modular tools.
- In contrast, our unified platform combines execution, analytics, and AI decision support, reducing fragmentation and accelerating deployment.

Our Competitive Strengths

Pioneering AI-Driven Trading and Analytics

- Leverage advanced AI technologies for FX trading and analytics.
- Our suite includes real-time, cloud-based ECN platforms, intelligent news analytics, and contextual pricing tools.
- We use NLP for sentiment analysis, LLMs for trend forecasting, and CNNs for prediction accuracy.
- Early AI adoption and continuous innovation position us as a major player.

Comprehensive Product Portfolio

- Our Platinum Smart Trade suite includes pricing engines, auto-hedging, and order management systems.
- Proprietary tools like the Customer Risk Behavior Assessment System and Potential Customer Targeting System support risk insights and targeted client acquisition strategies.
- Our products have received recognition from the banking industry, and many of our customers are large banks.

Alignment and Market Recognition

- Our strategy aligns with Singapore's financial innovation goals.
- We received a MAS grant and serve leading financial institutions in Asia.

Client and Partner Network

- We serve banks, financial institutions, and FX firms.
- Our ECN offers broad range of liquidity, customization, and personalized service.
- Our diverse client base reflects the adaptability and scalability of our solutions.

Our Strategies

PLATINUM
Analytics & Technologies

Strategic Acquisitions & Partnerships

Pursue acquisitions and joint ventures to expand our value chain, diversify revenue, and grow beyond FX into commodities and derivatives by leveraging complementary expertise and technology.

Product & Service Expansion

Broaden offerings with AI-driven analytics, trade execution tools, liquidity management, and risk systems to serve banks, brokers, and institutions.



Geographic Growth

Seek to extend our market reach into new regions and strengthen our foothold in existing markets. By replicating our successful business model from other regions, we aim to establish a global presence and capture growth opportunities in high-potential markets.

Technology Investment

Enhance our cloud-based ECN platform with advanced AI, real-time analytics, and improved UX to boost performance, security, and scalability.

Selected Financial Metrics

Company Overview | Industry Overview | Investment Highlights | Growth Strategies | **Selected Financials**


US$ million
Revenue
0.6
2.2
+280.2%
FY2023
FY2024
FY2023
FY2024


US$ million
Gross profit
2
1.5
1
0.5
0
90.0%
60.0%
30.0%
0.0%
47.8%
67.8%
0.3
1.5
+438.8%
FY2023
FY2024
Gross profit
Gross margin

Note: Fiscal years ended September 30, 2023 and 2024.

Selected Financial Metrics


US$ million
Income (loss) from operations
0.8
FY2023
FY2024
-1.2
FY2023
FY2024


US$ million
Net income (loss)
0.8
FY2023
FY2024
-1.2
FY2023
FY2024

Note: Fiscal years ended September 30, 2023 and 2024.

Contact

Issuer

Platinum Analytics Cayman Limited

www.platinumanalytics.net

Email: kelvin.zheng@platinumanalytics.net

Tel: + 65 8038 1598

Underwriter

Kingswood Capital Partners, LLC

https://www.kingswoodus.com/

Email: Lciervo@kingswoodus.com

Tel: +1 561 961 0505

Investor Relations

Connie Kang

WFS Investor Relations Inc

Email: ckang@wealthfsllc.com

Tel: +86 1381 185 7742